Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT:	SAFLINK PRESS CONTACT:
SAFLINK Corporation	Sterling Communications
Thomas Doggett, Marketing & Comm. Mgr.	Kate Andrejack
(800) 762-9595	(253)-853-5030
tdoggett@saflink.com	kandrejack@sterlingpr.com

SAFLINK® CORP. NAMES USAF LT. GENERAL

GORDON FORNELL (RET.) TO BOARD OF DIRECTORS

This press release corrects an earlier release in which we announced Gordon Fornell’s appointment to our Board of Advisors.

BELLEVUE, WA –(August 25, 2003) – SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, announced today that it has added United States Air Force Lieutenant General Gordon Fornell (Retired) to its Board of Directors (not its Board of Advisors as previously stated).

“We are pleased to welcome an individual of Lt. General Fornell’s stature to our Board of Directors,” said Glenn Argenbright, CEO of SAFLINK. “He has broad, extensive background in military procurement leadership positions. We believe he can be of significant assistance in forging government relationships and developing additional strategies to close large public sector opportunities.”

General Fornell has served in senior acquisition leadership roles in the U.S. Air Force Systems Command and Air Force Materiel Command for more than 10 years, and worked in research, development, and acquisition positions for nearly 20 years prior. He was Commander of the Electronic Systems Center at Hanscom Air Force Base in Massachusetts from 1988-1993, and Senior Military Assistant to the Secretary of Defense from 1987-1988. He also commanded the Armament Division at Eglin Air Force Base, Florida from 1985-1987.

Fornell received a number of awards for his work, including the Air Force Association Logistics Executive Management Award and Aviation Week Space and Technology 1985 Laurel. Since retirement, Fornell has been an active private consultant, assisting major aerospace corporations in strategic planning, proposal preparation, and proposal review. He has also served as an ad hoc member of the Air Force Scientific Advisory Board for six years.

“By leveraging some of the industry’s leading experts and entrepreneurs through a Board of Directors, SAFLINK can better capitalize on the current growth environment for network security products,” said Fornell. “I’m pleased to have the opportunity to help shape the company’s future direction and build upon SAFLINK’s strong position within the government space, including opportunities such as the Common Access Card and TSA’s Transportation Workers’ Identification Credential (TWIC) currently underway.”

About SAFLINK

SAFLINK Corporation brings “The Power of Biometric Authentication®” to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect intellectual property, secure information assets, and eliminate passwords. These solutions are designed to safeguard and simplify access to electronic systems and online services. For more information, please see the Company’s website at www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK,” “SAFsolution,” and “The Power of Biometric Authentication” are registered trademarks of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

PR 03-29